Exhibit 10.55

EMPLOYMENT AGREEMENT

     AGREEMENT by and between Schlotzsky’s, Inc., a Texas corporation (the “Company”), and Sam Coats (the “Executive”), dated as of the 17th day of June, 2004 (the “Effective Date”).

     WHEREAS, the Company has determined that it is in the best interests of the Company to employ the Executive as the President and Chief Executive Officer of the Company, and the Executive desires to serve the Company in that capacity pursuant to the terms set forth herein.

     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

     1. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, during the employment period, which shall begin on the Effective Date and continue on a month to month basis pursuant to the terms of this Agreement (the “Employment Period”), The Company and/or Executive may terminate this Agreement at any time by giving the other party 30 days prior written notice.

     2. Position and Duties. During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Company and in appropriate positions in the subsidiaries and affiliates of the Company, with the duties, functions, responsibilities and authority customarily associated with such positions. Executive will report to the Schlotzsky’s, Inc. Board of Directors. During the Employment Period, the Executive will devote substantially all of his attention and time to the business and affairs of the Company, excluding any periods of vacation and sick leave to which Executive is entitled, and will not engage in any other business activities that will unreasonably interfere with the Executive’s employment pursuant to this Agreement. It is understood by the parties hereto that Executive presently serves on the Board of Directors of Safety-Kleen Holdco and nothing in this Agreement shall preclude Executive from continuing to serve as a member of the Board of Directors of Safety-Kleen. During the Employment Period, Executive will be based out of the Company’s offices in Austin, Texas, and the Executive’s services shall be performed at such locations where the Company conducts business throughout North America as the needs and exigencies of the business of the Company from time to time reasonably require. It is understood and agreed that Executive will continue to maintain his primary residence in Dallas, Texas during the term of this Agreement and shall not be required to permanently relocate from his current residence to the Austin, Texas area. The Company will reimburse Executive for reasonable commuting and living expenses (including business meal expenses, but not normal “living” meal expenses) during the term of this agreement.

     3. Compensation. (a) Salary. From the Effective Date through the end of the Employment Period, the Executive shall receive a monthly base salary (the “Salary”) of $30,000, payable in accordance with the Company’s normal payroll practices for executives.

          (b) Performance Bonus. Executive will have a Performance Bonus opportunity, within parameters set by the Board of Directors, that will vest upon the occurrence of a refinancing, recapitalization, judicial reorganization, or change of control relating to the Company.

          (c) Insurance and Other Benefits. The Executive shall receive all standard benefits afforded to Company employees except that the Company shall also pay all medical and dental premiums for his spouse. The Company agrees to reimburse Executive for all medical, dental and drug costs incurred by Executive or his spouse beginning at the Effective Date of this Agreement until July 1, 2004. During the Employment Period: (i) the Executive shall be entitled to participate in the Company’s 401k Plan, applicable fringe benefit programs and other benefit plans, policies and programs of the Company applicable to all Company employees, as may be amended by the Company from time to time; and (ii) the Executive shall be entitled to one week of vacation per year, effective and vested as of the Effective Date, and shall be entitled to one additional week of vacation per year, effective and vested as of August 17, 2004.

          (d) Programs, Procedures and Policies. Executive will comply with and be bound by the Company’s applicable current and future programs, procedures, plans and policies, as may be amended by the Company from time to time, except to the extent such programs, procedures, plans or policies are contrary to the terms and conditions of this Agreement.

          (e) Hold Harmless and Indemnity. The Company shall provide Executive with its standard indemnification agreement for its officers and directors.

     4. Termination of Employment. (a) Death or Disability. In the event of the Executive’s death during the Employment Period, the Executive’s employment with the Company shall terminate automatically. In addition, the Company shall have the right to terminate the Executive’s employment because of the Executive’s Disability (as defined in the Company’s Long Term Disability Benefit Plan) during the Employment Period. A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 5th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

     (b) Date of Termination. The “Date of Termination” means the last day of the Employment Period, the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company is effective, or the date on which the voluntary termination of the Executive’s employment by Executive is effective, as the case may be.

     5. Obligations of the Company on Termination. (a) If the Executive’s employment is terminated for any reason, the Company shall, upon execution by Executive of the Company’s settlement agreement and general release, pay to the Executive within 10 days after the Date of Termination, a lump-sum cash amount equal to the sum of any portion of the Salary for the period up to the Date of Termination that has not yet been paid.

     (b) In addition to the payments and benefits to which the Executive or the Executive’s estate may be entitled under Section 5(a) above, the Executive shall be entitled to receive any vested or other benefits to which he may be entitled pursuant to the terms and conditions of the Company’s 401k Plan and any Company Life, Disability or Health Insurance Plan in which he may participate, and any other amounts due under this Agreement.

     6. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall not assign this Agreement without the prior written consent of the Executive, which consent shall not be unreasonably withheld.

     7. Miscellaneous. (a) The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

     (b) All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Sam Coats
[Address on file with the Company]

If to the Company:	Schlotzsky’s, Inc.
203 Colorado Street, Suite 600
Austin, Texas 78701
Attention: General Counsel &
Chairman of the Board

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 8. Notices and communications shall be effective when actually received by the addressee.

     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

     (d) Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

     (f) The Executive and the Company acknowledge that this Agreement supersedes any other agreement, whether written or oral, between them concerning the subject matter hereof.

     (g) This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand, and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

/s/ SAM COATS

Sam Coats (“Executive”)

Schlotzsky’s, Inc.

/s/ ALICE KLEPAC

By: Alice Klepac
Title: Vice President – Human Resources